Exhibit 5.6

EMMETT BERRYMAN	October 13, 2017	SENDER’S E-MAIL:
eberryman@lmlawyers.com

CoreCivic, Inc.

10 Burton Hills Boulevard

Nashville, Tennessee 37215

Re:	4.75% Senior Notes due 2027 of CoreCivic, Inc.

Ladies and Gentlemen:

We have acted as special Texas counsel to the entities listed on Schedule I (collectively, the “Texas Subsidiary Guarantors”), in connection with the Texas Subsidiary Guarantors’ guarantee of $250,000,000 aggregate principal amount of 4.75% Senior Notes due 2027 (collectively, the “Notes”) to be issued by CoreCivic, Inc. (the “Company”). The Notes are being issued under a base indenture dated September 25, 2015 (the “Base Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented and amended by a second supplemental indenture dated as of October 13, 2017 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and among the Company, the other guarantors party thereto and the Trustee. The Notes are being guaranteed by the Texas Subsidiary Guarantors pursuant to the guarantee included in the Indenture (the “Guarantee”).

This opinion letter is being provided to you at the request of the Texas Subsidiary Guarantors in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In rendering our opinions herein, we have relied with respect to factual matters, solely upon the Officers’ Certificates (defined below), and certificates of public officials referred to below. In addition thereto, we have reviewed and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for rendering our opinions, including, without limitation, the following:

(a)	Supplemental Indenture;

CoreCivic, Inc.

October 13, 2017

(b)	Underwriting Agreement dated October 11, 2017 (the “Underwriting Agreement”), among the Company, the guarantors party thereto and Merrill Lynch, Pierce Fenner & Smith Incorporated, J.P. Morgan Securities LLC and SunTrust Robinson Humphrey, Inc., as representatives of the several underwriters;

(c)	Certificate of Formation of ACS Corrections of Texas, L.L.C.;

(d)	Operating Agreement of ACS Corrections of Texas, L.L.C.;

(e)	Certificate of Formation of Avalon Corpus Christi Transitional Center, LLC;

(f)	Certificate of Amendment to Certificate of Formation of Avalon Corpus Christi Transitional Center, LLC;

(g)	Operating Agreement of Avalon Corpus Christi Transitional Center, LLC;

(h)	Certificate of Formation of Avalon Transitional Center Dallas, LLC;

(i)	Certificate of Amendment to Certificate of Formation of Avalon Transitional Center Dallas, LLC;

(j)	Operating Agreement of Avalon Transitional Center Dallas, LLC;

(k)	Certificate of Formation of EP Horizon Management, LLC;

(l)	Operating Agreement of EP Horizon Management, LLC;

(m)	the Status Certificates (as defined in subpart (ii) below); and

(n)	the Evidences (as defined in subpart (iii) below).

Items (c) through (n) above are collectively referred to herein as the “Corporate Documents.”

In addition we have examined and relied upon the following:

(i) with respect to each Texas Subsidiary Guarantor, certificates from the Secretary of such Texas Subsidiary Guarantor certifying in each instance as to true and correct copies of the certificate of formation and limited liability company agreement of such Texas Subsidiary Guarantor and resolutions of the sole member of such Texas Subsidiary Guarantor authorizing the Guarantees by such Texas Subsidiary Guarantor pursuant to the terms of the Supplemental Indenture and to perform their obligations under the Supplemental Indenture (each an “Officers’ Certificate”);

(ii) with respect to each Texas Subsidiary Guarantor, a certificate dated October 6, 2017, issued by the Office of the Secretary of State of Texas, attesting to the limited liability company status of such Texas Subsidiary Guarantor in Texas (collectively, the “Status Certificates”);

CoreCivic, Inc.

October 13, 2017

(iii) with respect to each Texas Subsidiary Guarantor, evidence of franchise tax account status, dated October 10, 2017, from the Comptroller of Public Accounts of the State of Texas (collectively, the “Evidences”);

(iv) originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter;

(v) In rendering the opinions set forth below, we have, with your consent, relied only upon examination of the documents described above and have made no independent verification or investigation of the factual matters set forth herein or therein. We did not participate in the negotiation or preparation of the Supplemental Indenture or the Underwriting Agreement and have not advised the Texas Subsidiary Guarantors with respect to such documents or transactions contemplated thereby.

(vi) With your permission, as to questions of fact material to this Opinion and without independent verification with respect to the accuracy of such factual matters, we have relied upon the Supplemental Indenture, the Underwriting Agreement, certificates of public officials and of officers and representatives of the Texas Subsidiary Guarantors and the accuracy of the public record. We have made no independent investigation of any statements, warranties and representations made by the Texas Subsidiary Guarantors in the Supplemental Indenture, the Underwriting Agreement or any related matters. With the exception of the Corporate Documents, we have not examined the books and records of the Texas Subsidiary Guarantors.

Assumptions Underlying Our Opinions

For purposes of this Opinion, we have assumed, with your approval and without independent investigation, the following:

(a) No fraud, mistake, undue influence, duress or criminal activity exists with respect to the Corporate Documents, Underwriting Agreement, Supplemental Indenture or any of the matters relevant to the opinions rendered herein;

(b) The genuineness of all signatures;

(c) The legal capacity of natural persons;

(d) The authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies; and

(e) The authenticity of the originals of such copies.

CoreCivic, Inc.

October 13, 2017

As to all questions of fact material to this opinion letter that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Texas Subsidiary Guarantors and have assumed that such matters remain true and correct through the date hereof.

Our Opinions

Subject to the assumptions, exceptions and limitations hereinabove and hereinafter stated, it is our opinion that:

(1) Based solely upon its Status Certificate and the applicable Evidence, each Texas Subsidiary Guarantor is a validly existing limited liability company in good standing under the laws of the State of Texas.

(2) Each Texas Subsidiary Guarantor has the requisite limited liability company power and authority to execute, deliver and perform its obligations under the Underwriting Agreement and the Supplemental Indenture to which it is a party.

(3) The execution and delivery by each Texas Subsidiary Guarantor of the Supplemental Indenture and the Underwriting Agreement and the performance by each Texas Subsidiary Guarantor of its obligations thereunder have been duly authorized by all requisite limited liability company action on the part of each such Texas Subsidiary Guarantor.

(4) The Underwriting Agreement and the Supplemental Indenture have been duly executed and delivered by each Texas Subsidiary Guarantor.

Qualifications and Limitations

This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time based solely upon laws, rulings and regulations in effect on the date hereof; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinions set forth above.

We are qualified to practice law in the State of Texas, and we express no opinions as to the laws of other jurisdictions other than to the laws of the State of Texas, as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

CoreCivic, Inc.

October 13, 2017

Miscellaneous

We hereby consent to the filing of this opinion letter as an exhibit to CoreCivic’s Current Report on Form 8-K relating to the Notes and the Guarantees and to the reference to our firm under the heading “Legal Matters” included in or made part of the registration statement on Form S-3ASR (No. 333-204234) filed with the Securities and Exchange Commission (the “Commission”) on May 15, 2015, as amended by the post-effective amendment No. 1 filed with the Commission on October 11, 2017. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

LIECHTY, McGINNIS, BERRYMAN & BOWEN, LLP, a Texas limited liability partnership

By: /s/ Emmett W. Berryman
Emmett W. Berryman, Partner

CoreCivic, Inc.

October 13, 2017

Schedule I

Texas Subsidiary Guarantors

Name of Texas Subsidiary Guarantor	State of Organization

ACS Corrections of Texas, L.L.C.	TX

Avalon Corpus Christi Transitional Center, LLC	TX

Avalon Transitional Center Dallas, LLC	TX

EP Horizon Management, LLC	TX